EXHIBIT 11

                    COMPUTATION OF EARNINGS PER SHARE

                                          Three months      Three months
                                              ended             ended
                                          June 30, 1997     June 30, 1996
                                          -------------     -------------
Calculation of common and
  common equivalent shares:

  Shares and share equivalent
    units outstanding at
    beginning of the period                  1,590,000         1,585,000

  Weighted average number of
    shares issued during the
    period:

    Issuance of shares                           9,000
                                             ---------         ---------
    Weighted average shares
      outstanding                            1,599,000         1,585,000

  Common equivalent shares if
    stock options were exercised                55,000            24,000
                                             ---------         ---------
  Average number of common and
    common equivalent shares
    outstanding                              1,654,000         1,609,000
                                             =========         =========
Calculation of earnings per
  share:

  Net income                                  $492,000          $472,000

  Average number of common and
    common equivalent shares
    outstanding                              1,654,000         1,609,000
                                             ---------         ---------
  Net income per common and
    common equivalent share                       $.30              $.29
                                                  ====              ====

    Fully diluted earnings per share is equivalent to primary earnings per share as the period-end market price of common stock does not result in greater dilution.
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